                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                 Showboat, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    82539010
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages

SEC 1745 (10-85)

- --------------------                                                                      -------------------
 CUSIP NO. 82539010                                      13G                               PAGE 2 OF 4 PAGES
- --------------------                                                                      -------------------
- --------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Massachusetts Financial Services Company ("MFS")
      I.R.S. Identification No.: 04-2747644
- --------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
- --------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
- --------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- --------------------------------------------------------------------------------------------------------------
      NUMBER OF        5       SOLE VOTING POWER
       SHARES                  1,555,100 shares of common stock
     BENEFICIALLY    ------------------------------------------------------------------------------------------
       OWNED BY        6       SHARED VOTING POWER
         EACH
      REPORTING      ------------------------------------------------------------------------------------------
        PERSON         7       SOLE DISPOSITIVE POWER
         WITH                  1,555,100 shares of common stock
                     ------------------------------------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

- ---------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,555,100 shares of common stock which are also beneficially owned by certain other non-reporting entities as well as MFS.

- --------------------------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- --------------------------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        10.1%

- --------------------------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
        IA

- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 3 of 4 Pages

Item 1:     (a)    Name of Issuer:
                   Showboat, Inc.

            (b)    Address of Issuer's Principal Executive Offices:
                   6602 Ventnor Ave., S. 105
                   Ventnor, NJ 08406

Item 2:     (a)    Name of Person Filing:
                   Massachusetts Financial Services Company ("MFS")

            (b)    Address of Principal Business Office or, if none, Residence:
                   500 Boylston Street
                   Boston, MA 02116

            (c)    Citizenship:
                   See Item 4 on page 2

            (d)    Title of Class of Securities:
                   Common Stock

            (e)    CUSIP Number:
                   82539010

Item 3:            See Item 12 on page 2

Item 4:     (a)    Amount Beneficially Owned:
                   See Item 9 on page 2

            (b)    Percent of Class:
                   See Item 11 on page 2

            (c)    Number of shares as to which such person has:
                   See Items 5 and 7 on page 2

SCHEDULE 13G                                                   Page 4 of 4 Pages

Item 5:            Ownership of Five Percent or Less of a Class:
                   INAPPLICABLE

Item 6:            Ownership of More than Five Percent on Behalf of Another Person:
                   INAPPLICABLE

Item 7:            Identification and Classification of the Subsidiary Which Acquired
                   the Security Being Reported on By the Parent Holding Company:
                   INAPPLICABLE

Item 8:            Identification and Classification of Members of the Group:
                   INAPPLICABLE

Item 9:            Notice of Dissolution of Group:
                   INAPPLICABLE

Item 10:           Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 10, 1995

Massachusetts Financial Services Company

            ARNOLD D. SCOTT
By:________________________________
            Arnold D. Scott
   Senior Executive Vice President,
        Secretary and Director